Exhibit 99.1

                  Zumiez Inc. Reports June 2007 Sales Results

                   Net Sales Increased 48.8% to $31.5 Million
                June 2007 Comparable Store Sales Increased 13.7%

     EVERETT, Wash.--(BUSINESS WIRE)--July 11, 2007--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended July 7, 2007 increased 48.8% to $31.5 million, compared to $21.2 million for the five-week period ended July 1, 2006. The company's comparable store sales increased 13.7% for the five-week period, versus a comparable store sales increase of 12.4% in the year ago period.

     To hear the Zumiez prerecorded June sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

     About Zumiez Inc.

     Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 264 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.


     CONTACT: Investor
              Integrated Corporate Relations
              David Griffith/Chad Jacobs
              203-682-8200